EXHIBIT 8.1
List of Significant Subsidiaries
The following is a list of the Company’s significant subsidiaries as at March 15, 2010.

	State or	Proportion of
	Jurisdiction of	Ownership
Name of Significant Subsidiary	Incorporation	Interest

TEEKAY CHARTERING LIMITED	MARSHALL ISLANDS	100.0%
TEEKAY HOLDINGS LIMITED	BERMUDA	100.0%
SINGLE SHIP LIMITED LIABILITY COMPANIES	MARSHALL ISLANDS	100.0%
TEEKAY LNG PARTNERS LP	MARSHALL ISLANDS	49.2	%(1)
TEEKAY OFFSHORE PARTNERS LP	MARSHALL ISLANDS	40.5	%(1)
TEEKAY OFFSHORE OPERATING LP	MARSHALL ISLANDS	69.6	%(1)
TEEKAY NAVION OFFSHORE LOADING PTE LTD.	SINGAPORE	69.6	%(1)
TEEKAY PETROJARL AS	NORWAY	100.0%
TEEKAY TANKERS LTD.	MARSHALL ISLANDS	42.2	%(2)

(1)
The partnership is controlled by its general partner. Teekay Corporation has a 100% beneficial ownership in the general partner. In limited cases, approval of a majority or supermajority of the common unit holders (in some cases excluding units held by the general partner and its affiliates) is required to approve certain actions.

(2)	Proportion of voting power held is 51.6%.